Exhibit 10.6

ACKNOWLEDGEMENT AND INDEMNITY AGREEMENT

THIS AGREEMENT is made as of October 31, 2007

BETWEEN

Loral Space & Communications Inc., a corporation incorporated under the laws of the State of Delaware (the “Indemnitor”),

- and -

Telesat Canada, Telesat Holdings Inc. and Telesat Interco Inc., corporations incorporated or amalgamated under the laws of Canada (the “Companies”),

- and -

McCARTHY TÉTRAULT LLP, Barristers and Solicitors, and its individual partners together with all employees thereof (collectively, “MT”).

WHEREAS the Indemnitor has a material interest in the Companies;

AND WHEREAS the Indemnitor and the Companies have requested Hank Intven (the “Appointee”) to serve as a director or officer of the Companies;

AND WHEREAS the Indemnitor and the Companies wish to provide MT with the indemnification and further assurances contained herein;

NOW THEREFORE, in consideration of the sum of $1.00 now paid by MT to each of the Indemnitor and the Companies (the receipt and sufficiency of which are acknowledged by the Indemnitor and the Companies) and the premises and the covenants and agreements contained herein, the parties agree as follows:

ARTICLE 1 - ACKNOWLEDGEMENT AND AGREEMENT

1.01	Appointee Acts in Personal Capacity

In acting as a director or officer of the Companies, Appointee will be acting in his personal capacity and not in respect of the provision of any legal services to the Companies by MT. MT will not owe any duty to the Indemnitor or to the Companies by virtue of the Appointee acting as a director or officer of the Companies.

MT is charging no legal fees to the Companies in respect of Appointee so acting and any director’s or officer’s fee or other director’s or officer’s compensation paid to Appointee will not be surrendered to MT as a legal fee but will be retained by Appointee personally.

If the Indemnitor or the Companies wish to obtain legal advice in respect of any matter, they may retain MT to do so and Appointee may act as legal counsel with respect thereto, however any such action by Appointee would not be in his capacity as a director or officer but as legal counsel and MT would render an account to the Indemnitor or the Companies on that basis.

Notwithstanding that the Appointee is a director or officer of the Companies, MT may accept engagements from clients on matters that may be adverse to the Indemnitor and/or the Companies and all conflict of interest issues arising by virtue of the Appointee acting as a director or officer of the Companies are waived by the Indemnitor and the Companies; provided, however, that (a) MT will not act for another client on any matter that is directly adverse to the immediate interests of either the Indemnitor or the Companies if the matter is substantially related to any matter in which MT is representing either the Indemnitor or the Companies; (b) MT will not bring action in any court of law against any of the Companies or against the Indemnitor while MT is acting on any matter for any of the Companies or the Indemnitor; and (c) MT will ensure that the Appointee will not be involved in such representation of any other client against the interests of either the Indemnitor or the Companies.

ARTICLE 2 - INDEMNITY AND NO LIABILITY

2.01	General Indemnity

The Companies will severally, in respect of liability related to acting as a director or officer of each such Company, and jointly and severally, with respect to a Company and its direct or indirect subsidiaries in respect of liability related to acting as a director or officer of a direct or indirect subsidiary of a Company, indemnify and save harmless MT from and against all losses, costs, charges, damages, expenses, awards, settlements, liabilities, fines, penalties, demands and causes of action of whatever kind including all legal fees and costs on a solicitor and client basis and other reasonable professional fees (collectively, the “Claims”) to the fullest extent permitted by law regardless of when they arose and howsoever arising, that MT sustains, incurs or may be subject to and which MT would not have sustained, incurred or be subjected to if the Appointee had not accepted the Indemnitor’s and the Companies’ request to act as a director or officer of the Companies, regardless of whether such Claims are occasioned by the negligence or wilful default of Appointee or otherwise. In the event that, for any reason whatsoever, the Companies do not fully and completely indemnify MT in accordance with the terms of this Agreement within 120 days of demand being made by MT of the Companies, the Indemnitor shall itself on demand indemnify MT to the extent MT has not been fully indemnified by the Companies.

2.02	No Liability

MT will not be liable to the Indemnitor or the Companies for any Claims sustained or incurred by the Indemnitor or the Companies that would not have been sustained or incurred if the Appointee had not accepted the Indemnitor’s and the Companies’ request to act as a director or officer of the Companies, regardless of when they arose and howsoever arising, including Claims which are occasioned by the negligence or wilful default of Appointee or otherwise.

2.03	Exception

For the avoidance of doubt, the general indemnity and exclusion of liability contained in Sections 2.01 and 2.02 will not apply to any legal advice that Appointee provides to the Indemnitor or the Companies as contemplated by Section 0, provided that MT charged the Indemnitor or the Companies and was paid for such advice.

2.04	Statutory Liability

Without limiting the generality of the provisions of Section 2.01 or 2.02, the parties acknowledge that the scope of the Claims to which the indemnity and exclusion of liability provided in such Sections apply includes all Claims that relate to or arise from statutory liability imposed on Appointee as a director or officer of the Companies.

2.05	Income Tax

Each payment made by the Indemnitor or the Companies to MT pursuant to this Agreement will be made without setoff, counterclaim or reduction for, and free from and clear of, and without deduction for or because of, any and all present or future taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction, unless the Indemnitor or the Companies, as applicable, is required by law or the interpretations thereof by any relevant governmental authority to make such withholding or deduction. If the Indemnitor or the Companies do not pay, cause to be paid or remit payments due hereunder free from and clear of such taxes, then the Indemnitor or the Companies, as applicable, will forthwith pay MT such additional amounts (the “Tax Indemnity Amounts”) as may be necessary in order that the net after taxes amount of every payment made to MT, after provision for payment of any taxes payable by the Indemnitor or the Companies and/or MT (including any deduction or withholding of taxes imposed, levied, collected, assessed or withheld by or within any taxing jurisdiction on or with respect to Tax Indemnity Amounts and taxes on or in respect of the receipt of Tax Indemnity Amounts), shall be equal to the amount that MT would have received had there been no such taxes.

If, as a result of any payment by the Indemnitor or the Companies pursuant this Agreement, MT is required to pay any taxes imposed, levied, collected, assessed or withheld by any taxing jurisdiction or if a governmental authority asserts the imposition of such taxes, then the Indemnitor or the Companies, as applicable, will, upon demand by MT, indemnify MT for the imposition or payment of any such taxes, whether or not such taxes are correctly or legally asserted, and for any taxes on such indemnity payments, in each case, together with any interest, penalties and expenses in connection therewith. All such amounts shall be payable by the Indemnitor or the Companies, as applicable, on demand by MT, and shall bear interest at the prime rate from time to time in effect of Telesat Canada’s main Canadian bank plus 1% per annum from the date such tax is paid by MT to the date paid by the Indemnitor or the Companies, as applicable, to MT.

ARTICLE 3 - GENERAL

3.01	Unconditional

This Agreement is absolute and unconditional and the obligations of the Indemnitor and the Companies will not be affected, discharged, impaired, mitigated or released by (a) any extension of time, indulgence or modification that MT or Appointee may extend or make with any person making any Claim against MT or Appointee in connection with the Companies or as a director or officer of the Companies or (b) the discharge or release of MT or Appointee in any bankruptcy, insolvency, receivership or other proceedings of creditors.

3.02	Amendments

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all parties.

3.03	Termination

The obligations of the Indemnitor and the Companies will not terminate or be released upon Appointee resigning or ceasing to act as a director or officer of the Companies at any time.

3.04	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.05	Further Assurances

Each of the Indemnitor and the Companies will from time to time execute and deliver all such further documents and instruments and do all acts and things as MT may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

3.06	Reimbursement

The Companies will upon request from MT, promptly (a) reimburse MT for all Claims MT incurs in relation to a matter claimed by MT to be subject to indemnification hereunder and (b) pay reasonable and customary advance payments to service providers of MT where the cost of the services being so provided is claimed by MT to be subject to indemnification hereunder; provided, however, that any such reimbursement or advance must be repaid to the Indemnitor or the Companies, as applicable, by MT to the extent that it is ultimately determined that the Indemnitor or the

Companies, as applicable, is not liable or permitted by law to indemnify MT in respect thereof. To the extent the Companies do not provide complete reimbursement to MT as required by this Section 3.06 within 120 days of demand by MT of the Companies, the Indemnitor shall be responsible to MT for providing on demand such reimbursement to MT on the terms of this Section 3.06. If and to the extent MT makes any such repayment to either the Indemnitor or the Companies, the obligation of the other to indemnify MT will continue in accordance with the terms of this Agreement.

3.07	Severability

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

3.08	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the parties.

3.09	Independent Legal Advice

The Indemnitor and the Companies acknowledge that they have been advised by MT to obtain independent legal advice with respect to entering into this Agreement, that they have obtained such independent legal advice or have expressly waived such advice, and that they are entering into this Agreement with full knowledge of the contents hereof, of their own free will and with full capacity and authority to do so.

3.10	Assignment

This Agreement may not be assigned by the Indemnitor or the Companies without the written consent of MT.

3.11	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, or by electronic means of communication addressed to the recipient as follows:

To the Indemnitor:

Loral Space & Communications Inc.

600 Third Avenue

New York, NY 10016

Fax No.:	(212) 338-5320
E-mail:	akatz@hq.loral.com

Attention:	Mr. Avi Katz

To the Companies:

Telesat Canada

1601 Telesat Court

Gloucester, ON K1B 5P4

Fax No.:	(613) 748-8784
E-mail:	j.lecour@telesat.ca

Attention:	Ms. Jennifer Lecour

Copy To:

Telesat Holdings Inc. and Telesat Interco Inc.

c/o McCarthy Tétrault LLP

Toronto-Dominion Bank Tower

66 Wellington Street West

Suite 4700

Toronto, ON M5K 1E6

Fax No.:	(416) 868-0673
E-mail:	rforbes@mccarthy.ca

Attention:	Mr. Robert Forbes

To MT:

McCarthy Tétrault LLP

Toronto-Dominion Bank Tower

66 Wellington Street West

Suite 4700

Toronto, ON M5K 1E6

Fax No.:	(416) 868-0673
E-mail:	mmercer@mccarthy.ca

Attention:	Mr. Malcolm Mercer, General Counsel

or to such other street address, individual or electronic communication number or address as may be designated by notice given by any party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

3.12	Remedies Cumulative

The right and remedies of the parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

3.13	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. Each party attorns to the jurisdiction of the courts of the Province of Ontario.

3.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF the parties have executed this Agreement.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
Name: Avi Katz
Authorized Officer

TELESAT CANADA

By:	/s/ Jennifer Lecour
Name: Jennifer Lecour
Authorized Officer

TELESAT HOLDINGS INC.

By:	/s/ Jennifer Lecour
Name: Jennifer Lecour
Authorized Officer

TELESAT INTERCO INC.

By:	/s/ Jennifer Lecour
Name: Jennifer Lecour
Authorized Officer

MCCARTHY TÉTRAULT LLP
SIGNED, SEALED AND DELIVERED in the presence of:		) )
By:	/s/ Kerleen Szerszen	) ) )	By:	/s/ Malcolm Mercer
Name:	Kerleen Szerszen	)	Name:	Malcolm Mercer
	Witness	)		Authorized Partner